Exhibit 32.1

Written Statement of the Principal Executive Officer & Principal Financial Officer
Pursuant to 18 U.S.C. Section 1350

In connection with the filing of the Annual Report on Form 10-K for the fiscal year ended October 31, 2008 (the “Report”) by Westergaard.Com, Inc. ("Registrant"), the undersigned hereby certifies that, to the best of his knowledge:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date:  December 18, 2009

/s/  Anne Straton
Anne Straton
Principal Executive Officer & Principal Financial Officer

A signed original of this written statement required by 18 U.S.C. Section 1350 has been provided to Westergaard.Com, Inc and will be retained by Westergaard.Com, Inc and furnished to the Securities and Exchange Commission or its staff upon request.